EXHIBIT 10.1

                               EXCHANGE AGREEMENT

BETWEEN:

1.       Cleopatra's Palace Resorts and Casinos Limited
         ("CPR&C")

         and

2.       Cleopatra's World Inc.
         (the "Company").

         Whereas, the Company owns certain assets consisting of
(a) Negotiable Promissory notes in the aggregate principal amount of Six Million Five Hundred Thousand Dollars (USD6,500,000) issued by NuOasis Resorts Inc., copies of which are annexed hereto on Schedule 1 (the "Notes"),
(b) shares of capital stock of Societe D'Animation et de Loisirs Touristiques, a Tunisian corporation ("SALT") comprising approximately twenty percent (20%) of the total equity of SALT (the "SALT Shares"), (c) the rights to the Casino Lease and Management Agreement dated October 1993, as amended, between SALT and Cleopatra Palace Limited, a copy of which is annexed hereto as Schedule "2" (the "SALT Lease") and, (d) the trade account receivable in the approximate amount of One Million Nine Hundred Thousand Dollars (USD1,900,000) due from Cleopatra Hammamet Limited (the "CHL Receivable"); and,

         Whereas, CPR&C wishes to acquire the Company's interest in the Notes, the SALT Interest and the SALT Lease and the CHL Receivable in exchange for newly issued ordinary 1.00 pound sterling par value shares of CPR&C.

         In consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, CPR&C and the Company agree as follows:

1.0 On the basis of the representations and warranties herein contained, subject to the terms and conditions set forth herein, the Company agrees to exchange its interest in the Notes, the SALT Interest and the SALT Lease for Twelve Million, Five Hundred Fifty-Three Thousand One Hundred Twenty Five (12,553,125) shares of 1.00 pound sterling par value shares of CPR&C (the "Shares").


2.0 The closing of the exchange contemplated by this Agreement (the "Closing" or "Transfer Date") shall occur not later than 30 September 1998. At the Closing, CPR&C shall the Company shall deliver the Notes, the SALT Interest and the SALT Lease to CPR&C, and CPR&C shall issue and deliver the Shares to the Company. Notwithstanding the date of Closing, the Effective Date shall be the 1st of July, 1998.

3.0 The parties agree to select a mutually agreeable third party to act as escrowholder ("Escrowholder") and to effect the exchange transaction contemplated through such Escrowholder, through which the parties will deliver the Notes and the Shares.

4.0      The Company hereby represents and warrants to CPR&C that:

         4.1 The Company is a corporation validly existing and in good standing under the laws of the British Virgin Islands, with the power and authority to carry on its business as now being conducted. The execution and delivery of this Agreement and the consummation of the transaction contemplated in this Agreement have been, or will be prior to Closing, duly authorized by all requisite corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a binding, and enforceable obligation of the Company;

         4.2 No authorization, consent, or approval of, or registration or filing with, any governmental authority or any other person is required to be obtained or made by the Company in connection with the execution, delivery, or performance of this Agreement, or if required, the Company has or will obtain same prior to Closing;

         4.3 The Company is not a defendant or a plaintiff against whom a counterclaim has been made or reduced to judgement, in any litigation or proceedings before any local, state or U.S. government, or any department, board, body or agency thereof, which could result in a claim against the Notes;

         4.4 The Notes and the SALT Shares were validly issued by Resorts and SALT, respectively, and to the best of CPR&C's knowledge the Notes and the SALT Shares were issued for valid consideration. Further, there is not in effect or pending, any claim by Resorts or SALT which would serve as an offset to or to restrict the transfer or exchange of the Notes or the SALT Shares, respectively, as contemplated herein. Additionally, the Company has not created any option, security interest or encumbrance involving the Notes, the SALT Shares or the SALT Lease that would give rise to any claims by third parties or otherwise conflict with or preclude the exchange as contemplated herein; and

         4.5 This Agreement has been duly executed by the Company, and the execution and performance of this Agreement will not violate, or result in a breach of, or constitute a default in any agreement, instrument, judgement, order or decree to which the Company is a party or to which the Company is subject.

5.0 All obligations of CPR&C under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, of each of the following conditions:

         5.1 CPR&C shall have issued and delivered the Shares to the Escrowholder.

         5.2 The Company shall have taken all action necessary to assign and deliver the Notes, the SALT Shares and the SALT Lease to Escrowholder.

         5.3 All instruments and documents delivered to CPR&C and the Company pursuant to the provisions of this Agreement shall be satisfactory to CPR&C and the Company and their legal counsel.

6.0 CPR&C and the Company each represent that, by virtue of their respective business activities and economic bargaining power or otherwise, they have been able to conduct their own due diligence and have had access to or have been furnished with, prior to or concurrently with the execution hereof, the information which they consider to be adequate to make a decision to exchange the Notes, the SALT Shares and the SALT Lease for the Shares.

7.0 The officers of CPR&C and the Company executing this Agreement are duly authorized to do so and each party has taken all action required by law or otherwise to properly and legally execute this Agreement.

8.0 Any notice under this Agreement shall be deemed to have been sufficiently given if sent by registered or certified mail, postage prepaid, addressed as follows:

         To the Company:      Cleopatra's Palace Resorts and Casinos Limited
                              21 Aylmer Parade
                              Aylmer Road
                              London, England N2 OPE
                              Telephone:      +181 340-4646
                              Facsimile:      +181 340-6100

         With copy to:        NuOasis International Inc.
                              43 Elizabeth Avenue, Box N-8680, Nassau, Bahamas
                              Telephone:      (809) 356-2903
                              Facsimile:      (809) 326-8434

         To the Company:      Cleopatra's World Inc.
                              c/o Flat 2, Chartwell House
                              80 Wimbledon Parkside
                              London SW19 5LN, ENGLAND

         or to any other address which may hereafter be designated by either party by notice given in such manner. All notices shall be deemed to have been given as of the date of receipt.

9.0 This Agreement sets forth the entire understanding between the parties hereto and no other prior written or oral statement or agreement shall be recognized or enforced.

10.0 If a court of competent jurisdiction determines that any clause or provision of this Agreement is invalid, illegal or unenforceable, the other clauses and provisions of the Agreement shall remain in full force and effect and the clauses and provision which are determined to be void, illegal or unenforceable shall be limited so that they shall remain in effect to the extent permissible by law.

11.0 None of the parties hereto may assign this Agreement without the express written consent of the other parties and any approved assignment shall be binding on and inure to the benefit of such successor or, in the event of death or incapacity, on assignor's heirs, executors, administrators and successors.

12.0 This Agreement has been negotiated and is being contracted for in England and shall be governed by the laws of England, notwithstanding any conflict-of-law provision to the contrary.

13.0 If any legal action or other preceding (non-exclusively including arbitration) is brought for the enforcement of or to declare any right or obligation under this Agreement or as a result of a breach, default or misrepresentation in connection with any of the provisions of this Agreement, or otherwise because of a dispute among the parties hereto, the prevailing party will be entitled to recover actual attorney's fees (including for appeals and collection) and other expenses incurred in such action or proceeding, in addition to any other relief to which such party may be entitled.

14.0 Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto and their successors, any rights or remedies under or by reason of this Agreement, unless this Agreement specifically states such intent.

15.0 At any time, and from time to time after the Closing, each party hereto will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to the Shares, the Notes, the SALT Shares and the SALT Lease to be transferred hereunder, or otherwise to carry out the intent and purposes of this Agreement.

16.0 Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to Closing, this Agreement may be amended by a writing signed by all parties hereto.

17.0 The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

18.0 A facsimile, telecopy or other reproduction of this instrument may be executed by one or more parties hereto and such executed copy may be delivered by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties agree to execute an original of this instrument as well as any facsimile, telecopy or other reproduction hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

SIGNED AS A DEED FOR AND ON BEHALF OF
Cleopatra's Palace Resorts and Casinos Limited

For Grosvenor Administration Limited         For Grosvenor Secretaries Limited


By:/s/Grosvenor Administration Limited       By:/s/Grosvenor Secretaries Limited
         Authorised signature(s)                   Authorised signature
                                                   Secretary


Effective the 1st day of July, 1998

SIGNED AS A DEED FOR AND ON BEHALF OF
Cleopatra's World Inc.


By:   /s/   Gabriel Tabarani
            Authorised signature(s)

Effective the 1st day of July, 1998

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

SIGNED AS A DEED FOR AND ON BEHALF OF
Cleopatra's Palace Resorts and Casinos Limited


By:   /s/    Fred G. Luke
             Authorised signature(s)

Effective the 1st day of July, 1998

SIGNED AS A DEED FOR AND ON BEHALF OF
Cleopatra's World Inc.



By:   /s/    Gabriel Tabarani
             Authorised signature(s)

Effective the 1st day of July, 1998